UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 1, 2017

GLACIER BANCORP, INC.
(Exact name of registrant as specified in its charter)

Montana
(State or other jurisdiction of incorporation)

(Commission File Number) 000-18911	(IRS Employer Identification No.) 81-0519541

49 Commons Loop
Kalispell, Montana 59901
(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (406) 756-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e) Compensatory Arrangements of Certain Officers
Effective January 1, 2017, Glacier Bancorp, Inc. (the “Company”) and its wholly owned subsidiary Glacier Bank (the “Bank,” and together with the Company, “Glacier”) entered into new employment agreements with Ron J. Copher, Executive Vice President and Chief Financial Officer of the Company and the Bank; and Don J. Chery, Executive Vice President and Chief Administrative Officer of the Company and the Bank.
The term of the agreements is one (1) year, each agreement replaces a similar agreement under which each executive was employed during 2016, and each agreement is effective on January 1, 2017. Certain material terms of the agreements are described below. Such summary does not purport to include all of the provisions of the agreements and is qualified in its entirety by reference to the employment agreements filed herewith as Exhibits 10.1 and 10.2. All capitalized terms used but not defined herein have the meanings ascribed to them in the respective agreements.
Ron J. Copher. Mr. Copher’s agreement provides for an annual salary of $391,689.00, and Mr. Copher shall be eligible to participate in Glacier’s incentive compensation plans, which include cash incentives as a percentage of salary under the 2015 Short Term Incentive Plan (“STIP”) and equity awards as a percentage of salary under the 2015 Stock Incentive Plan (“LTIP” and together with the STIP, the “Plans”). All awards granted under the STIP and LTIP shall be made in accordance with and shall be subject to all the terms and conditions of the Plans.
If Mr. Copher’s employment is terminated by Glacier without Cause or by Mr. Copher for Good Reason during the term of the agreement, Mr. Copher will receive a payment equal to the base salary to which he would have been entitled for the remainder of the term of the agreement if his employment had not terminated. All such payments must be completed no later than March 15 of the calendar year following the calendar year in which employment was terminated. Mr. Copher is prohibited from competing with Glacier or its subsidiaries during the term of the agreement and for a two-year period following his termination of employment.
If Mr. Copher’s employment is terminated by Glacier or its successor without Cause either following the announcement of a Change in Control that subsequently occurs, within two years following a Change in Control, or if Mr. Copher terminates his employment for Good Reason within two years of a Change in Control, the agreement provides that Mr. Copher will be entitled to receive an amount equal to two times his then-current annual salary, payable in 24 monthly installments. The agreement provides that payments to be received by Mr. Copher will be limited to less than the amount that would cause them to be an “excess parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code. In addition, the payments to be received by Mr. Copher will be reduced by any compensation that he receives from Glacier or its successor following the Change in Control and/or after his termination of employment.

Don J. Chery. The terms of the agreement with Mr. Chery are identical to the terms of the agreement with Mr. Copher except that Mr. Chery’s agreement provides for an annual salary of $324,167.62.
Copies of the agreements with each of Mr. Copher and Mr. Chery are attached as Exhibits 10.1 and 10.2, respectively, and are incorporated herein in their entirety by reference.
Item 9.01 Financial Statements and Exhibits

(d)    Exhibits.

10.1	Employment Agreement between Glacier Bancorp, Inc., Glacier Bank and Ron J. Copher, effective January 1, 2017.

10.2	Employment Agreement between Glacier Bancorp, Inc., Glacier Bank and Don J. Chery, effective January 1, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 4, 2017	GLACIER BANCORP, INC.

	By:	/s/ Randall M. Chesler
Randall M. Chesler
President and Chief Executive Officer